                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                          MEDIMMUNE, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

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
                                     NOTICE OF
                                   ANNUAL MEETING
                                     AND PROXY
                                     STATEMENT
                                                                              2
                                                                              0
                                                                              0

                                                                              0

                                     [LOGO]

                                                                  April 14, 2000

Dear MedImmune Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 18, 2000 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

    In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 1999. This will be followed by a question and answer period.

    Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

    We look forward to seeing you on May 18th.

                                    Sincerely,

                                    /s/ Wayne T. Hockmeyer

                                    WAYNE T. HOCKMEYER, PH.D.

                                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------
35 West Watkins Mill Road    Gaithersburg, Maryland 20878    301-417-0770   Fax:
301-527-4200

                                     [LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2000
     ----------------------------------------------------------------------

    The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland on May 18, 2000 at 10:00 a.m., for the following purposes:

    1.  To elect nine directors;

    2.  To approve an amendment to the Restated Certificate of Incorporation;

    3.  To approve an amendment to the 1999 Stock Option Plan;

    4. To approve and ratify the appointment of PricewaterhouseCoopers L.L.P. as independent auditors; and

    5. To transact such other business as properly may come before the meeting and any adjournment thereof.

    Stockholders of record at the close of business on March 31, 2000 are entitled to receive notice of, and to vote at, the Annual Meeting.

                                  By Order of the Board of Directors,

                                  /s/ Carol A. Iorio

                                  Carol A. Iorio
                                  CORPORATE SECRETARY

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 14, 2000

--------------------------------------------------------------------------------

                                PROXY STATEMENT
     ----------------------------------------------------------------------

                              GENERAL INFORMATION

    ON FEBRUARY 17, 2000, MEDIMMUNE, INC. ANNOUNCED THAT ITS BOARD OF DIRECTORS HAD DECLARED A THREE-FOR-ONE SPLIT OF ITS COMMON STOCK, PAYABLE IN THE FORM OF A 200 PERCENT STOCK DIVIDEND. THE STOCK SPLIT IS CONTINGENT UPON STOCKHOLDER APPROVAL OF A PROPOSAL, SET FORTH BELOW AS PROPOSAL 2, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF MEDIMMUNE'S COMMON STOCK FROM 120 MILLION TO 320 MILLION. IF THE PROPOSAL IS APPROVED, STOCKHOLDERS WOULD RECEIVE TWO ADDITIONAL SHARES FOR EACH SHARE THEY OWN AS OF THE CLOSE OF BUSINESS ON MAY 18, 2000. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT IS PRESENTED AS IF THE PROPOSED THREE-FOR-ONE STOCK SPLIT HAD NOT OCCURRED.

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 18, 2000. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 14, 2000. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

    The number of voting securities of MedImmune outstanding on March 31, 2000, the record date for the meeting, was 69,554,994 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

VOTING OF PROXIES

    Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed, stamped envelope.

    If no choice is specified and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be canceled by voting by ballot at the meeting. Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election.

    MedImmune's Proxy Committee consists of Dr. Wayne T. Hockmeyer, Chairman and Chief Executive Officer, and Mr. David M. Mott, Vice Chairman and Chief Financial Officer. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which properly may be presented for action at the meeting even if not covered herein. If any of the nominees for director named in "Proposal 1--Election of

Directors" should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

    Stockholders of record at the close of business on March 31, 2000, are entitled to receive notice of the meeting and to vote their shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. Other than the election of directors, which requires a plurality of the votes of the stockholders represented at the meeting, and the proposed amendment to the Company's Restated Certificate of Incorporation, which requires the affirmative vote of the holders of a majority of the shares of common stock outstanding at the record date, each matter to be submitted to the stockholders requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

ATTENDANCE AT ANNUAL MEETING

    To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request from the Corporate Secretary a copy of the report of the proceedings of the meeting.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    A Board of nine directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time-to-time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by the existing Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

    WAYNE T. HOCKMEYER, PH.D.

    Dr. Hockmeyer (age 55) founded the Company in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. He became Chairman of the Board of Directors in May 1993. From 1986 to 1988, Dr. Hockmeyer served as Vice President, Research and Development of Praxis Biologics, Inc. ("Praxis"). From 1980 to 1986,
    Dr. Hockmeyer served as Chairman, Department of Immunology, Walter Reed Army Institute of Research. Dr. Hockmeyer is a member of the Maryland Economic Development Commission, a member of the Board of Directors of Digene Corporation, Aviron and Intermune Pharmaceuticals, Inc. Dr. Hockmeyer is also a member of the Board of Directors of the High Technology Council of Maryland, a member of the Board of

    Visitors of the University of Maryland Biotechnology Institute and the Board of Advisors of the Institute of Human Virology. Dr. Hockmeyer also serves on the Children's Research Institute Board of Directors of the Children's National Medical Center. Dr. Hockmeyer holds a doctorate from the University of Florida and a bachelor of science degree from Purdue University.

    MELVIN D. BOOTH

    Mr. Booth (age 55) joined the Company in October 1998 as President and Chief Operating Officer and was elected to serve on the Board of Directors in November 1998. Prior to joining the Company, he was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc. from July 1995 until October 1998. Prior to this time,
    Mr. Booth was employed at Syntex Corporation from 1975 to 1995, where he held a variety of positions, including President of Syntex
    Laboratories, Inc. from 1993 to 1995 and Vice President of Syntex Corporation from 1992 to 1995. From 1992 to 1993, he served as the President of Syntex Pharmaceuticals Pacific. From 1991 to 1992, he served as an area Vice President of Syntex, Inc. From 1986 to 1991, he served as the President of Syntex, Inc., Canada. Mr. Booth is a past Chairman of the Pharmaceutical Manufacturers Association of Canada and currently is a member of the Board of Directors of Neoprobe Corporation and Spacehab, Inc. Mr. Booth graduated from Northwest Missouri State University and holds a Certified Public Accountant Certificate.

    DAVID M. MOTT

    Mr. Mott (age 34) joined the Company in April 1992 as Vice President, with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in March 1995 was appointed Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was appointed to the position of President and Chief Operating Officer and was elected to the Board of Directors. In October 1998, Mr. Mott was appointed Vice Chairman and Chief Financial Officer. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. Mr. Mott is Chairman of the Board of Directors of Conceptis Technologies. He holds a bachelor of arts degree in economics and government from Dartmouth College.

    FRANKLIN H. TOP, JR., M.D.

    Dr. Top (age 64) joined the Company in June 1988 as Executive Vice President. He was elected to the Board of Directors in July 1988 and became the Company's Medical Director in 1990. From 1987 to 1988, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a bachelor of science degree in biochemistry from Yale University.

    M. JAMES BARRETT, PH.D.

    Dr. Barrett (age 57) has been a director of the Company since 1988 and is the Chairman, Chief Executive Officer and a director of Sensors for Medicine and Science, Inc. From July 1987 to September 1996, he was Chief Executive Officer and a director of Genetic Therapy, Inc. From 1982 to July 1987,
    Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda

    Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

    JAMES H. CAVANAUGH, PH.D.

    Dr. Cavanaugh (age 63) has been a director of the Company since
    September 1990 and has been President of HealthCare Ventures L.L.C. (HCV) since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of 3-Dimensional Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC and Diversa Corp. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Trustees of the National Center For Genome Resources and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Manufacturers Association, Unihealth America, and the Proprietary Association. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

    BARBARA HACKMAN FRANKLIN

    Ms. Franklin (age 60) has been a director of the Company since
    November 1995 and, since January 1995, has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, Ms. Franklin was a lecturer and served as a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce. She has also served as an Alternate Representative to the United Nations General Assembly and was appointed to four terms on the President's Advisory Council for Trade Policy and Negotiations. Ms. Franklin founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992, was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to the President, creating the first White House effort to recruit women for high level government jobs (1971-1973). Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, AMP Inc., and Milacron, Inc. She has been a director of the Nasdaq Stock Market, Inc. and the American Institute of CPA's. Ms. Franklin graduated from The Pennsylvania State University and received a master's degree in business administration from Harvard University.

    LAWRENCE C. HOFF

    Mr. Hoff (age 71) has been a director of the Company since April 1991. In 1990, Mr. Hoff retired as President and Chief Operating Officer of the Upjohn Company. Mr. Hoff joined Upjohn in 1950 as a pharmaceutical sales representative. He was appointed Vice President for Domestic Pharmaceutical marketing in 1969. In 1973, Mr. Hoff was elected to the Board of Directors of Upjohn and the following year became Vice President and General Manager of Domestic Pharmaceutical Operations. He was promoted to Executive Vice President in 1977, was named President in 1984, and President and Chief Operating Officer in 1987. Mr. Hoff was elected to the Board of Directors of the Pharmaceuticals Manufacturers Association ("PMA") in 1984. He was elected Chairman-elect of the PMA in 1986 and Chairman in 1987. Mr. Hoff currently serves on the board of directors of Curative Health Systems, Inc. He graduated from Stanford University and has received honorary degrees from the Massachusetts College of Pharmacy and Allied Health Sciences and from Kalamazoo College.

    GORDON S. MACKLIN

    Mr. Macklin (age 71) has been a director of the Company since July 1994.
    Mr. Macklin served as Chairman of the White River Corporation from 1994 to June 1998, and as President and Chief Executive Officer from January to
    June 1998. From 1987 through 1992, he was Chairman of Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities
    Dealers, Inc., from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc., where he was employed from 1950 through 1970. Mr. Macklin serves on the Board of Directors of White Mountains Insurance Group, Ltd., MCI WorldCom, Inc., Martek Biosciences Corporation, Spacehab, Inc., Overstock.com, and is a director, trustee or managing general partner, as the case may be, of 47 of the investment companies in the Franklin Templeton Group of Funds.

COMMITTEES AND MEETINGS

    Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee and the Executive Committee. Information concerning the committees is set forth below.

    The Audit Committee oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee consists of Mr. Hoff (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 1999, the Audit Committee met four times.

    The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Company's stock option plans in accordance with the terms and conditions set forth therein. The Compensation and Stock Committee consists of five outside directors including Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin,
Mr. Hoff and Mr. Macklin, with Dr. Hockmeyer serving as a non-voting EX OFFICIO member. During 1999, the Compensation and Stock Committee met two times.

    The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law. The Executive Committee consists of Dr. Hockmeyer (Chairman), Dr. Barrett, Dr. Cavanaugh and Mr. Macklin. During 1999, the Executive Committee met once.

    During 1999, the Board of Directors met seven times. All members of the Board attended more than 75% of the meetings in 1999 of the Board and Committees on which they serve, except for Mr. Macklin.

REPORT ON EXECUTIVE COMPENSATION

    Compensation of the Company's executives is subject to review and approval by the Compensation and Stock Committee (the "Committee") of the Company's Board of Directors. In determining the 1999 compensation to be paid to the Company's executive officers, the Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

    The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

        Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Committee utilizes the annual survey report of approximately 400 biotechnology companies prepared by a leading compensation consulting firm for this purpose. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

        Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 1999, these goals included expanding the market presence and sales of the Company's FDA-approved products, further advancing the development, manufacture and marketing of new therapeutic and vaccine products and continuing to recruit and train the Company's scientific, marketing and manufacturing teams. The Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of each executive officer towards the achievement of the Company's annual business goals.

        Stock option grants are intended to provide the most meaningful component of executive compensation. Stock options provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant and remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

    The Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or pension plan. Periodic awards of stock options are granted to executives at the discretion of the Committee, based on an executives contribution to the

Company's strategic and product development goals. These goals include: developing product candidates with significant potential for commercialization; driving product candidates through the research, development, regulatory approval, manufacturing and commercialization process; growing the business through suitable business acquisitions; and establishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Committee also takes into account the number of stock options previously granted.

    The Committee based the 1999 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 1999 commensurate with their increased responsibilities and the growth of the Company's operations. The 1999 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals. In February 1999, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Committee in connection with the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer determined on the basis of such officer's contribution to the Company's 1998 strategic and product development goals, as described above. See "Executive Compensation."

    A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the chief executive officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 1999 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. The Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate.

                                          James H. Cavanaugh, Ph.D., Chairman
                                          M. James Barrett, Ph.D.
                                          Barbara Hackman Franklin
                                          Lawrence C. Hoff
                                          Gordon S. Macklin
                                          Wayne T. Hockmeyer, Ph.D., EX OFFICIO

COMPENSATION AND STOCK COMMITTEE INSIDER PARTICIPATION

    Dr. Hockmeyer, the Company's Chairman and Chief Executive Officer, is a non-voting EX OFFICIO member of the Compensation and Stock Committee.

EXECUTIVE COMPENSATION

    UNLESS OTHERWISE INDICATED, THE INFORMATION SET FORTH BELOW HAS NOT BEEN ADJUSTED TO REFLECT THE THREE-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK (SEE "PROPOSAL 2" BELOW).

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by the Company to its Chief Executive Officer and the Company's six most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the last three years.

                                                                                             LONG-TERM
                                                                    ANNUAL COMPENSATION     COMPENSATION
                                                                   ----------------------   ------------
                                                                                               OPTION
NAME AND PRINCIPAL POSITION                               YEAR     SALARY ($)   BONUS ($)    AWARDS(#)
---------------------------                             --------   ----------   ---------   ------------
Wayne T. Hockmeyer....................................    1999       535,092     750,000       240,000
  Chairman and CEO                                        1998       435,000     350,000       240,000
                                                          1997       353,333     225,000       240,000

Melvin D. Booth (1)...................................    1999       468,416     500,000       200,000
  President and COO                                       1998       103,034     250,000       500,000

David M. Mott.........................................    1999       418,192     500,000       200,000
  Vice Chairman and CFO                                   1998       358,668     250,000       200,000
                                                          1997       271,504     200,000       200,000

Franklin H. Top, Jr...................................    1999       291,772     300,000        90,000
  Executive Vice President                                1998       239,680     150,000        80,000
  And Medical Director                                    1997       210,806     100,000        60,000

James F. Young........................................    1999       291,772     300,000        90,000
  Executive Vice President,                               1998       239,513     150,000       150,000
  Research and Development                                1997       208,907     100,000        60,000

Armando Anido (2).....................................    1999       116,704     175,000       140,000
  Senior Vice President,
  Sales and Marketing

Bogdan Dziurzynski....................................    1999       244,048     300,000        90,000
  Senior Vice President,                                  1998       206,500     150,000        80,000
  Regulatory Affairs                                      1997       183,499     100,000       160,000
  And Quality Assurance

------------------------

(1) Hired in October 1998.
(2) Hired in August 1999.
Note: In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted in those instances where they constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for each fiscal year.

OPTION GRANTS IN FISCAL 1999

    The following table sets forth information relating to the grant of stock options by the Company during 1999 to the Named Executive Officers.

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                            OF ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                      FOR OPTION TERM (1)
                                        -----------------------------------------------   ---------------------------
                                                     % OF TOTAL
                                        NUMBER OF     OPTIONS
                                        SECURITIES   GRANTED TO   EXERCISE
                                        UNDERLYING   EMPLOYEES    OR BASE
                                         OPTIONS     IN FISCAL     PRICE     EXPIRATION
                 NAME                     (#)(2)        1999       ($/SH)       DATE         5% ($)        10% ($)
                 ----                   ----------   ----------   --------   ----------   ------------   ------------
Wayne T. Hockmeyer....................   240,000       10.5%       56.719     2/24/09      8,575,913      21,643,970
Melvin D. Booth.......................   200,000        8.8%       56.719     2/24/09      7,146,594      18,036,642
David M. Mott.........................   200,000        8.8%       56.719     2/24/09      7,146,594      18,036,642
Franklin H. Top, Jr...................    90,000        4.0%       56.719     2/24/09      3,215,967       8,116,489
James F. Young........................    90,000        4.0%       56.719     2/24/09      3,215,967       8,116,489
Armando Anido.........................   140,000        6.2%      108.250     8/30/09      9,547,650      24,096,450
Bogdan Dziurzynski....................    90,000        4.0%       56.719     2/24/09      3,215,967       8,116,489

------------------------------

(1) The indicated dollar amounts are the result of calculations based on the exercise price of each option and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Granted options become exercisable in 25% annual increments beginning on the first anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR-END VALUES

    The following table sets forth information relating to the exercise of stock options by the Named Executive Officers during 1999, the number of shares covered by stock options held by them at December 31, 1999 and also shows the value of their "in-the-money" options (market price of the Company's stock less the exercise price) at that date.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                      SHARES                      DECEMBER 31, 1999(#)          DECEMBER 31, 1999 ($)
                                     ACQUIRED       VALUE      ---------------------------   ---------------------------
               NAME                 ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 -----------   ----------   -----------   -------------   -----------   -------------
Wayne T. Hockmeyer................    488,636     22,085,618        3,864       577,500         555,210      76,992,218
Melvin D. Booth...................          0              0      125,000       575,000      16,609,375      71,659,325
David M. Mott.....................    500,000     19,782,254       33,506       467,500       5,354,694      61,992,838
Franklin H. Top, Jr...............    262,944     11,832,633      203,928       195,000      31,973,990      15,740,655
James F. Young....................    363,112     14,977,004            0       247,500               0      33,108,315
Armando Anido.....................          0              0            0       140,000               0       8,067,500
Bogdan Dziurzynski................    107,500      5,650,749       50,000       195,000       7,553,150      25,564,695

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements (the "Agreements") with Dr. Hockmeyer, Mr. Booth, Mr. Mott, Dr. Top, Dr. Young, and Mr. Dziurzynski dated as of November 1, 1998 and Mr. Anido dated as of August 30, 1999. The Agreements provide that these executives will serve the Company in the respective offices listed in the Summary Compensation Table for a term of two years or fourteen months in the case of Mr. Anido (such period was extended to October 31, 2001, with consent of the executives, by resolution adopted by the Compensation and Stock Committee (the "Committee")), subject to earlier termination as provided in the Agreements. The Agreements provide for a base salary of each executive during the term of the Agreements ($650,000 for Dr. Hockmeyer, $575,000 for Mr. Booth, $525,000 for Mr. Mott, $350,000 for
Dr. Top, $350,000 for Dr. Young, $300,000 for Mr. Anido and $300,000 for
Mr. Dziurzynski), with such base salary to be reviewed for possible increase each year by the Committee. Under the Agreements, each executive (i) will have an opportunity to earn an annual cash bonus based upon pre-determined performance standards of the Company, (ii) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of the Company and
(iii) will be eligible for the grant of stock options, as determined in the sole discretion of the Committee.

    The Agreements include provisions that are effective upon the termination of employment of the executive under certain circumstances. In the event that such a termination by the Company constitutes a "termination without cause" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) continued payment of base salary plus a pro rata bonus amount for a period of two years (or one year in the cases of Dr. Top, Dr. Young, Mr. Anido and Mr. Dziurzynski) and (iii) continued benefit coverage for two years (or one year in the cases of Dr. Top, Dr. Young, Mr. Anido and Mr. Dziurzynski). In the event that the executive resigns or his termination of employment constitutes a "termination for cause" (as defined in the Agreements), he will be entitled to accrued but unpaid compensation and benefits. In the event the executive is terminated on account of death or "disability" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump-sum payment equal to one year of base salary and (iii) in the case of "disability," continuation of medical benefit coverage for one year.

    If the termination of employment of the executive constitutes a "termination without cause," or a resignation for "good reason," following a "change in control" of the Company (such terms as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump sum payment equal to the executive's base salary (as in effect immediately prior to such termination) plus a pro rata bonus amount for three years (or two years in the cases of Dr. Top, Dr. Young, Mr. Anido and Mr. Dziurzynski) as set forth in the Agreements, discounted to present value from the dates such payments would be made if paid on a semi-monthly basis and (iii) continuation of the medical benefits coverage for a period of three years (or two years in the cases of Dr. Top, Dr. Young, Mr. Anido and Mr. Dziurzynski). In the event that
Dr. Hockmeyer's, Mr. Booth's or Mr. Mott's termination of employment constitutes a "termination without cause" or a resignation for "good reason" within six months following a "change in control" of the Company, such executives shall retain the right to exercise any options to purchase shares of the Company's stock until the earlier of (a) three years following the date of such termination or (b) the expiration of the original full term of each such option. Dr. Hockmeyer's Agreement also provides for lifetime continuation of Company-provided medical and dental coverage as in effect from time to time for officers of the Company, which coverage shall not be affected by any termination of employment at any time for any reason.

    Upon a "change in control" of the Company, all options to purchase Company stock held by Dr. Hockmeyer, Mr. Booth and Mr. Mott shall become fully vested and exercisable. In the event that any payment under the Agreements constitutes an excess parachute payment under Section 280G of the Internal Revenue Code, the executive will be entitled to additional gross-up payments such that the net amount retained by the executive after deduction of any excise taxes and all other taxes on the gross-up payments shall be equal to the net amount that would have been retained from the initial payments under the Agreements.

    The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the executives of the Company's confidential business information, the Company's right to inventions and intellectual property, nonsolicitation of the Company's employees and customers and noncompetition by the executives with the Company's business. In the event that, subsequent to termination of employment, the executives breach any of the restrictive covenants or directly or indirectly make any adverse public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the executives may otherwise be due under the Agreements shall immediately terminate and be forfeited.

DIRECTOR COMPENSATION

    As compensation for serving on the Board, members of the Board who are not employees of the Company receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a Non-Employee Directors Stock Option Plan pursuant to which options for 20,000 shares are granted to each non-employee director, upon commencement of service on the Board, and options for 10,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board. If the proposed three-for-one split of the Company's common stock becomes effective (see "Proposal 2" below), the number of shares covered by options to be granted to non-employee Directors pursuant to such plan will be increased to 30,000 shares upon commencement of service on the Board and to 30,000 shares on June 30 of each year of continued service on the Board.

PERFORMANCE GRAPH

    The chart set forth below shows the cumulative return of an investment of $100 on December 31, 1994 in each of MedImmune's Common Stock, The Nasdaq Pharmaceutical Stocks Total Return Index (the "Nasdaq Pharmaceutical") and the Nasdaq Stock Market (U.S.) Index. All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. MedImmune's share prices have been adjusted to reflect a two-for-one stock split effected by the Company in December of 1998, but have not been adjusted for the proposed three-for-one stock split that would become effective if stockholders approve Proposal 2 below. Cumulative return is measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period. The Company has selected the Nasdaq Pharmaceutical Stocks Index, which is calculated and supplied by Nasdaq, as the appropriate published industry index for this comparison, as this Index is comprised of 247 companies, of which a large majority are biotechnology companies. The stock price performance on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DATE    MEDIMMUNE  NASDAQ (U.S.) INDEX  NASDAQ PHARMACEUTICAL INDEX
Dec-94    $100.00              $100.00                      $100.00
Dec-95    $571.43              $141.33                      $183.41
Dec-96    $485.71              $173.89                      $183.98
Dec-97  $1,225.00              $213.07                      $189.98
Dec-98  $2,841.09              $300.25                      $241.68
Dec-99  $9,478.57              $542.43                      $451.62

                 PROPOSAL 2--APPROVAL OF AMENDMENT TO RESTATED
                          CERTIFICATE OF INCORPORATION

    On February 17, 2000, the Board of Directors adopted, subject to stockholder approval, an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 120 million to 320 million. The authorized number of shares of preferred stock of the Company would remain 5,524,525 shares. The Board of Directors determined that this amendment is advisable and should be considered at the Annual Meeting of Stockholders to be held on May 18, 2000. IF THE AMENDMENT IS APPROVED BY STOCKHOLDERS, THE COMPANY WILL PROCEED WITH THE PROPOSED THREE-FOR-ONE STOCK SPLIT ANNOUNCED ON FEBRUARY 17, 2000.

    As noted above, at March 31, 2000 there were 69,554,994 shares of the Company's Common Stock outstanding. At that date, after giving effect to 7,954,658 shares reserved for issuance under the Company's stock option plans, the Company had 713,862 shares available for issuance.

PURPOSES AND EFFECTS OF PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF
  COMMON STOCK

    The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Approval of the Amendment by stockholders and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, including a dilutive effect on present stockholders. The availability for issuance of additional shares of Common Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

    The Board of Directors believes it is desirable to increase the number of shares of Common Stock the Company is authorized to issue to accomplish the proposed stock split, to reserve an amount of shares issuable upon the exercise of stock options, and to insure that shares will be available for issuance without delay, if required in the future. Except for the proposed stock split, the Company has no present commitments, agreements, or intent to issue additional shares of Common Stock, other than with respect to currently reserved shares to be issued under the Company's stock option plans and the shares requested in Proposal 3 below.

PURPOSES AND EFFECTS OF THE PROPOSED THREE-FOR-ONE COMMON STOCK SPLIT

    The Board of Directors anticipates that the increase in the number of outstanding shares of Common Stock of the Company resulting from a three-for-one stock split will continue to increase liquidity in MedImmune's common stock and to make it attractive to a broader group of investors. The Common Stock is listed for trading on the The Nasdaq Stock Market-Registered Trademark-, and the Company will apply for listing of the additional shares of Common Stock to be issued in the event the Amendment is approved. If the Amendment is adopted, each stockholder of record as of the close of business on May 18, 2000 would be the record owner of, and entitled to receive, a certificate representing two additional shares of Common Stock, par value $.01 per share, for each share of Common Stock then owned by such stockholder. In addition, appropriate adjustments will be made to the Company's stock option plans. If stockholders dispose of their shares after the stock split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares.

TAX EFFECT OF THE THREE-FOR-ONE STOCK SPLIT

    The Company has been advised by counsel that the proposed stock split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States federal income tax laws. The cost basis for tax purposes of each new share and each retained share of Common Stock would be equal to one-third the cost basis for tax purposes of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the original share of Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders are urged to consult their tax advisors on this matter.

EFFECTIVE DATE OF PROPOSED AMENDMENT

    The proposed amendment to the Restated Certificate of Incorporation of the Company, if adopted by the required vote of stockholders, will become effective upon filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. No further actions or authorizations by the Company's stockholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may be listed.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

          PROPOSAL 3--APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

    On February 17, 2000, the Board of Directors adopted an amendment to the Company's 1999 Stock Option Plan (the "1999 Plan"), subject to stockholder approval at the 2000 Annual Meeting, which would increase the maximum number of shares of common stock authorized for issuance under the 1999 Plan from 2,750,000 to 4,750,000 (which would become 14,250,000 shares if Proposal 2 is approved). The following is a summary of the material features of the 1999 Plan, as well as the amendment proposed for approval.

    The 1999 Plan has been an integral component of the Company's compensation program since its adoption last year, providing long-term incentives for employees as well as encouraging their ownership of the Company's common stock. The 1999 Plan provides for the grant of incentive stock options ("ISOs"), which qualify under Section 422 of the Internal Revenue Code (the "Code"), and for the grant of nonqualified stock options ("NSOs"), which do not so qualify. The 1999 Plan is administered by the Compensation and Stock Committee of the Board of Directors (the "Committee"). Subject to the limitations set forth in the 1999 Plan, the Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. ISOs may be granted only to employees or officers of the Company. NSOs may be granted to employees, officers, consultants, members of the Board or advisors of the Company. The option price may not be less than 100% of the fair market value of the common stock on the date of grant. The maximum number of shares of common stock underlying stock options that may be granted to any participant during any one calendar year under the 1999 Plan is 1,000,000 shares (which would become 3,000,000 shares, if Proposal 2 is approved). The maximum term of options granted under the 1999 Plan is 10 years from the date of the grant. ISOs granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company are subject to special limitations relating to the exercise price and term of the options.

    The Committee may provide for the acceleration of the exercise period of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the 1999 Plan. The Committee has the authority, with the consent of the participant, to cancel and replace stock options previously granted with new options for the same or different number of shares and having a higher or lower exercise price, and may amend, with the consent of the participant, the terms of any outstanding stock option to provide for an exercise price that is higher or lower than the current exercise price; PROVIDED, HOWEVER, THAT THE COMMITTEE SHALL NOT, WITHOUT THE APPROVAL OF THE COMPANY'S STOCKHOLDERS, CAUSE THE CANCELLATION, SUBSTITUTION OR AMENDMENT OF OPTIONS THAT WOULD HAVE THE EFFECT OF REDUCING THE EXERCISE PRICE OF OPTIONS PREVIOUSLY GRANTED UNDER THE PLAN. The 1999 Plan provides for proportionate adjustments to stock options upon certain reorganizations of the Company, and provides for the immediate exercisability of options prior to dissolution or liquidation of the Company or a reorganization in which the Company is not the surviving corporation, unless such options are assumed or substituted for in the transaction under conditions specified in the 1999 Plan, or unless otherwise provided by the Committee. Under the 1999 Plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in the Company's common stock or a combination of cash and such common stock.

    The 1999 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the 1999 Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. Any amendment of the 1999 Plan that would change the class of persons eligible for the grant of options, increase the maximum number of shares that may be subject to options granted to all participants or to any one participant, or materially increase the benefits accruing to participants is subject to approval of the Company's stockholders.

    The 1999 Plan was initially adopted by the Board of Directors with 2,750,000 shares of common stock reserved for issuance upon exercise of stock options granted to participants. In order to allow the 1999 Plan to continue to provide long-term incentives to employees, the Board of Directors amended the 1999 Plan on February 17, 2000, subject to stockholder approval, to increase to 4,750,000 (which would become 14,250,000 if Proposal 2 is approved) the number of shares of common stock authorized for issuance to officers, employees, consultants, members of the Board or advisors of the Company. As of March 31, 2000, 420,500 shares remained available for grant under the 1999 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 STOCK OPTION PLAN.

                PROPOSAL 4--APPOINTMENT OF INDEPENDENT AUDITORS

    The Audit Committee recommended and the Board of Directors approved the appointment of PricewaterhouseCoopers L.L.P. as independent auditors for fiscal 2000, subject to stockholder approval and ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of PricewaterhouseCoopers L.L.P. in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers L.L.P. in these respects.

    PricewaterhouseCoopers L.L.P. has served as the Company's independent auditor since the Company's inception. Representatives of PricewaterhouseCoopers L.L.P. will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 2000.

                               SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information at January 31, 2000 regarding the beneficial ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, each of the directors of the Company, each of the Named Executive Officers and all Named Executive Officers and directors of the Company as a group.

                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
                            NAME                              NUMBER OF SHARES   PERCENT
                            ----                              ----------------   --------
FMR Corp....................................................     9,061,879         13.3%
  82 Devonshire Street
  Boston, Massachusetts 02109

BB Biotech AG...............................................     4,075,000          6.0%
  Vordergasse 3
  8200 Schaffhausen
  CH/Switzerland

Wayne T. Hockmeyer, Ph.D.(1)................................       245,000            *

Melvin D. Booth(1)..........................................       175,000            *

David M. Mott(1)............................................       291,914            *

Franklin H. Top, Jr., M.D.(1)...............................       569,466            *

M. James Barrett, Ph.D.(1)..................................        10,000            *

James H. Cavanaugh, Ph.D.(2)................................        59,476            *

Barbara Hackman Franklin(1).................................        49,500            *

Lawrence C. Hoff............................................           400            *

Gordon S. Macklin(1)........................................        95,000            *

James F. Young Ph.D.(1).....................................       165,273            *

Armando Anido (1)...........................................           100            *

Bogdan Dziurzynski (1)......................................       160,380            *

All executive officers and directors as a group (12 persons)     1,821,491          2.6%
  (1)(2)....................................................

------------------------

*   Less than one percent.

(1) Includes shares of Common Stock issuable upon exercise of options vesting prior to April 1, 2000 as follows: Dr. Hockmeyer, 221,364 shares;
    Mr. Booth, 175,000 shares; Mr. Mott, 201,006; Dr. Top, 276,428 shares;
    Dr. Barrett, 10,000 shares; Ms. Franklin, 47,500 shares; Mr. Macklin, 65,000 shares; Dr. Young, 90,000 shares; Mr. Dziurzynski, 122,500 shares; and all officers and directors as a group, 1,208,780 shares.

(2) Includes 29,530 shares owned directly by Dr. Cavanaugh and 29,946 shares owned by a partnership of which Dr. Cavanaugh is a general partner.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.

PROXY SOLICITATION

    The cost of the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners, Inc. will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $3,000 plus reimbursement of customary out-of-pocket expenses.

DEADLINE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 1, 2000.

    The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1999, is being mailed herewith to all stockholders of record.

          ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
               ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ Carol A. Iorio

                                          Carol A. Iorio
                                          CORPORATE SECRETARY

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 14, 2000

                                     [LOGO]

--------------------------------------------------------------------------------
35 West Watkins Mill Road    Gaithersburg, Maryland 20878    301-417-0770   Fax:
301-527-4200

                                  MEDIMMUNE, INC.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Wayne T. Hockmeyer and David M. Mott, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of MedImmune, Inc. held in the name of the undersigned at the close of business on March 31, 2000, at the 2000 Annual Meeting of Stockholders to be held on May 18, 2000 at 10:00 a.m. Eastern Daylight Time, and at any adjournments thereof, with all the powers the undersigned would have if personally present, as indicated on the reverse side hereof.


                   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          PLEASE DATE, SIGN AND MAIL YOUR
                        PROXY CARD BACK AS SOON AS POSSIBLE!

                          ANNUAL MEETING OF STOCKHOLDERS
                                  MEDIMMUNE, INC.

                                   MAY 18, 2000


    PLEASE MARK YOUR
/X/ VOTES AS IN THIS
    EXAMPLE.
                                                                                                           FOR   AGAINST   ABSTAIN
                 FOR                                         2. To approve an amendment to the Restated    / /     / /       / /
             all nominees                                       Certificate of Incorporation
              listed at     AGAINST       ALL NOMINEES
            right (except     all         TO SERVE FOR       3. To approve an amendment to the 1999        / /     / /       / /
              as marked     nominees     ONE YEAR TERMS:        Stock Option Plan
               to the        listed
              contrary)     at right    Wayne T. Hockmeyer   4. Ratification of the appointment by         / /     / /       / /
1. ELECTION                             Melvin D. Booth         the Board of Directors of
   OF           / /           / /       David M. Mott           PricewaterhouseCoopers LLP as principal
   DIRECTORS:                           Franklin H. Top, Jr.    independent auditors for 2000.
                                        M. James Barrett
For, except votes withheld from the     James H. Cavanaugh   5. In their discretion upon such other        / /     / /       / /
following nominee(s):                   Barbara H. Franklin     matters that may properly come before
                                        Lawrence C. Hoff        the meeting, and in accordance with
____________________________________    Gordon S. Macklin       the accompanying notice and proxy statement
                                                                receipt of which is acknowledged.

                                                              IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES
                                                              REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE
                                                              STOCKHOLDER THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE
                                                              SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR
                                                              THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

SIGNATURE________________________________ DATE ________________    _____________________________________ DATE ________________
                                                                       SIGNATURE, IF HELD JOINTLY
Note: Please sign exactly as name appears hereon. When signing in a representative capacity, please give full title.

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